                                                                    Exhibit 21

The subsidiaries of Altron Incorporated are as follows:

Names                                 Jurisdiction of Incorporation
-----                                 -----------------------------
Altron Systems Corporation             Massachusetts

Altron Securities Corporation          Massachusetts


Such subsidiaries are wholly owned.